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                                                                      EXHIBIT 22

                                    FORM OF
                          AMENDMENT TO PROMISSORY NOTE

     The Promissory Note (the "Note") dated             , 199 whereby [NAME OF
EXECUTIVE] (the "Obligor") has promised to pay to the order of Exide Electronics
Group, Inc. the principal sum of $     , on terms and conditions more fully set
forth in the Note, is hereby amended, effective as of July   , 1997, as set
forth below. (All capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Note.)

     1. Notwithstanding any other provision of the Note, if at the time the Note would otherwise become payable pursuant to its terms, the Obligor is unable, by reason of any applicable law, regulation or agreement with the Company, to dispose of any Shares acquired with the proceeds of such Note in an orderly fashion, or if disposition of any such Shares by the Obligor would, in the view of the Company's independent accountants, jeopardize the intended accounting treatment of any transaction to which the Company is a party, the Note shall not become payable until such time as there has occurred a period of not less than 75 consecutive business days during which (a) the Obligor has not been so unable to sell the Shares and (b) such disposition would not, in the view of the Company's independent public accountants, jeopardize such accounting treatment.

     2. Notwithstanding the foregoing, the amendment made by this Amendment to the Note shall not be effective in connection with a corporate transaction that the Corporation intends to be eligible for pooling-of-interests accounting under APB No. 16 if and to the extent that giving effect to such amendment would make such transaction ineligible for such accounting treatment.

     3. The Note is in all other respects ratified and affirmed without amendment.

                                          By

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                                            Authorized Officer
                                            EXIDE ELECTRONICS GROUP, INC.

                                          By

                                            ------------------------------------
                                            [INSERT NAME OF OBLIGOR]